Exhibit 10.1

REDACTED
*Certain identified information has been excluded from the exhibit because it is both: (i) not material and (ii) would be competitively harmful if publicly disclosed.*

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is made as of July 28, 2018 (the “Effective Date”), by and between Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”), of the first part and Scopus BioPharma Israel Ltd., 22 Joseph Rivlin Street, Jerusalem 9424018 (the “Company”); of the second part (Yissum and the Company collectively the “Parties”; each of Yissum and the Company, individually, a “Party”).

WHEREAS, Yissum is interested in receiving funding and the Company is willing to fund the conduct of a feasibility study led by Dr. Alexander Binshtok (the “Researcher”) and his teams at the Hebrew University of Jerusalem (the “University”), for the project entitled “CBD-mediated activation of nociceptive TRPV1 and TRPV2 channels for painless pain-selective anesthesia” (the “Project”). The feasibility study will be carried out, under the Company’s sponsorship and supervision, by the Researcher and his teams at the University, in accordance with the study program set forth in Appendix A (the “Study”), annexed to this Agreement and forming an integral part of this MOU;

AND WHERAS, the Company wishes, subject to its sole discretion, to obtain a license to the Results (as such term is defined below) in the Field (as such term is defined below) in accordance with the agreed upon commercial terms set forth in Appendix B; and all subject to the terms and conditions of this MOU.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set out herein, and other good and valuable consideration, the Parties hereby agree as follows:

1.	The Study

1.1	The Company hereby undertakes to finance performance of the Study for a period of two years (“Study Period”) in accordance with the Study Program or any amendment thereof. Such financing shall be, subject to any earlier termination of the Study pursuant to section 1.2, below, in an amount of NIS 351,000 (Three Hundred and Fifty One Thousand NIS) plus VAT (inclusive of overhead) (the “Study Fee”) payable as follows: on or before September 1, 2018,[ ] plus VAT and on or before September 1, 2019,[ ] plus VAT.

1.2	The Study shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Study for any reason, Yissum shall notify the Company in writing of the identity of a replacement researcher along with such documentation to support such replacement researcher’s qualifications. If the replacement researcher is not acceptable to the Company in its sole discretion, the Company upon written notice to Yissum delivered within 30 days of notice of the proposed replacement researcher shall have the right to terminate for convenience the Study, provided that (i) no monies paid to Yissum for the Study will be refundable other than amounts paid in advance for the costs of the Study which have not yet been expended or obligated; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company’s written notice of termination. For the avoidance of any doubt, the Company shall not be required to pay any balance of the Study Fee to Yissum other than set forth in this Section 1.2.

1.3	At the end of the Study Period, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Study during the Study Period (the “Scientific Report”). In addition, Yissum shall provide updates of its progress no less often than quarterly and shall respond to the Company’s reasonable requests for progress information from time to time.

2.	Notice. At any time during the Study Period until sixty (60) days following receipt by the Company of the Scientific Report (the “Notice Period”), the Company shall have the right to deliver written notice to Yissum (the “Notice”) as to whether the Company (on its own or in conjunction with a partner of the Company), desires to commercialize the inventions, patents, patent applications, information, material, results, devices, and/or know-how created, generated or reduced to practice in the course of or arising from the performance of the Study (the “Results”) in the Field. For the purpose of this Agreement, “Field” shall mean pain and anesthesia.

3.	Ownership of the Results. Yissum shall own all Results (including any new intellectual property and know-how developed by, or under the direction of, the Researcher before and during the Study).

4.	Confidentiality. During the Study Period and through the end of the Negotiation Period or the execution of the License Agreement, whichever occurs first, the Company and Yissum shall safeguard as confidential all non-public information regarding the Study and the Results (“Confidential Information”) and shall not use or disclose the Results except for purposes of evaluating the possibility of commercializing the Results. The Company shall ensure that every third party to whom it has disclosed any Confidential Information shall comply with the foregoing confidentiality and non-disclosure obligations. The Company shall not mention the name of the University, Yissum or the Researcher unless required by law or in connection with prosecuting and/or maintaining the Results Patents (as defined below), in any manner or for any purpose in connection with this Agreement or any matter relating to the Study, without obtaining the prior written consent of Yissum which shall not be unreasonably withheld; provided, however, no such consent shall be required if such disclosure is undertaken in connection with the Company’s capital raising efforts or for public reporting requirements.

5.	License. If the Company provides the Notice within the Notice Period, the Parties shall have a period ending one hundred eighty (180) after the end of the Notice Period (“Negotiation Period”) for Yissum to exclusively negotiate a license agreement with the Company upon the commercial terms and conditions set forth in Appendix B, which forms an integral part of this MOU, and on additional commercial and other terms and conditions (the “License Agreement”). If such negotiations, which the Parties agree to undertake in good faith, do not result in the execution of a License Agreement within the Negotiation Period, either of the Parties shall have the right to withdraw from such negotiations. Yissum shall thereafter have the right to extend a license to any third party. Upon extension of such license and provided that such license generates license consideration, Yissum shall pay to the Company [ ] of the “Net Proceeds” (as such term is defined below) actually received by Yissum from such license to a third party, until such time as the Company shall have received, in aggregate, 100% of the Study Fee and all patent prosecution costs that Company may have advanced hereunder (the “Reimbursement”).

For the purpose of this section, “Net Proceeds” means royalties, sublicense consideration or license milestone consideration actually received by Yissum in respect of such license with a third party (excluding payments for the supply of services or materials or for patent expenses) after deduction of: (a) all costs, fees and expenses incurred by Yissum in connection with such license (including patent costs not reimbursed as aforesaid, all out-of-pocket attorney’s fees and expenses and other direct costs and expenses in connection with the negotiation and execution of such license); and (b) amounts, if any, required by Yissum to pay governmental or regulatory authorities (including the Israel Innovation Authority) by virtue of any funding, support or assistance received via programs or collaborations, unless Yissum has already been reimbursed for such governmental/regulatory authority payments by the third party licensee.

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6.	No Notice. In the event that Yissum does not receive the Notice during the Notice Period, neither Yissum nor the Researcher shall have any further obligations towards the Company with respect to the Results or the Project and shall be entitled, at its discretion, to freely disclose, exploit and commercialize the Results. In addition, the Company’s obligations of confidentiality and non-disclosure (regarding the Study and the Results) described in Section 4 shall continue in effect until the particular Confidential Information enters the public domain through no breach thereof by the Company or its representatives.

7.	No-Shop Period. In consideration for the Company agreeing to fund the conduct of the Study as provided herein, Yissum hereby gives the Company a “No-Shop” undertaking obligating Yissum during a period from the Effective Date until the later of (a) the end of the Notice Period; and (b) the end of the Negotiation Period, if applicable (the “No-Shop Period”), not to engage in any discussions or negotiations with any third party (except for a partner of the Company) for the commercial use of the Results (including any new intellectual property and know-how conceived of and generated during the Study). In the event that Yissum does not receive the Notice by the end of the Notice Period stating that the Company desires to commercialize the Results as aforesaid, then the No-Shop Period will automatically terminate at the end of the Notice Period.

8.	Patents. As of the Effective Date, the Company shall be responsible for ongoing costs in connection with the filing, prosecution and maintenance of any patents arising from the Results (the “Results Patents”). If a License Agreement is not executed, all costs advanced by Company shall be promptly reimbursed to the Company.

9.	Publication. Yissum, subsequent to the execution of this Agreement, shall ensure that during the term of this Agreement no publication in writing of any Results in scientific journals, or orally at scientific conventions, are published by it or the Researcher unless Yissum has taken the necessary steps to protect any patentable invention being disclosed in such proposed publication or scientific conventions and has obtained the prior written consent of the Company which shall not be unreasonably withheld.

10.	Liability and Indemnity.

10.1	YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE STUDY. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY THE STUDY, OR THAT THE RESULTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR THAT THE RESULTS PATENTS, IF ANY, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF THE RESULTS.

10.2	The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum, the University, or to any person acting on their behalf, or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made of the Results.

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10.3	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and the University, or any person acting on their behalf, including, without limitation, any of their employees or representatives (the “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from the Company’s use of the Results.

11.	Termination of the Agreement. In addition to the termination right in favor of Company set forth in Section 1.2, this Agreement shall automatically terminate upon the occurrence of the earlier of: (i) the Company fails to provide Yissum with a Notice before the end of the Notice Period; or (ii) the Company and Yissum fail to execute a License Agreement by the end of the Negotiation Period. In addition, Yissum shall be entitled to terminate this Agreement upon fourteen (14) days prior written notice to the Company in the event of unauthorized early termination by the Company of the Study or failure to pay any part of the Study Fee as set forth in Section 1.1 above within fourteen (14) days of receipt of written notice from Yissum to the Company advising that any payment is past due. The termination of this Agreement for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination.

12.	Notices. All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail or overnight delivery service to or served at the following addresses:

Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., POB 39135, Jerusalem 91390, Israel, Attn: Ariela Markel.

Scopus BioPharma Israel Ltd., c/o Scopus BioPharma Inc., 420 Lexington Avenue, Suite 300, New York, New York 10170, Attn: Robert J. Gibson.

or such other address furnished in accordance with the aforesaid by one Party to the other. Any notice sent as aforesaid shall be deemed to have been received 4 days after being posted by registered mail, or 1 day after personal service, as the case may be.

13.	Governing Law; Jurisdiction. Each Party agrees that this MOU shall be governed exclusively by Israeli law without application of any conflict of law principles, and jurisdiction shall be granted to the competent courts in Jerusalem, Israel and each party irrevocably submits to the jurisdiction of such courts.

IN WITNESS WHEREOF, the Parties have caused this MOU to be executed by their duly authorized representatives effective as of the date set forth above.

YISSUM RESEARCH AND DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.		SCOPUS BIOPHARMA ISRAEL LTD.

By:	/s/ Ariela Markel	By:	/s/ Morris Laster

Name:	Ariela Markel, M.Sc., MBA	Name:	Morris Laster MD

Title:	VP Licensing, Biotechnology	Title:	CEO

/s/ Yaron Daniely
Dr. Yaron Daniely
CEO of Yissum

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I the undersigned, Dr. Alexander Binshtok, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Alexander Binshtok
Dr. Alexander Binshtok	Date signed

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Appendix A

Study Program

CBD-mediated activation of nociceptive TRPV1 and TRPA1 channels for painless pain-selective anesthesia devoid neurotoxicity

Recently, we have developed a novel platform for pain selective anesthesia using the nociceptive transducer channels TRPV1 and TRPAl as “natural” drug delivery systems, for introducing a membrane impermeable and therefore clinically ineffective lidocaine derivative QX-314, into nociceptive (pain-related) neurons 1,2. We have shown that the channel pores of TRPV1 and TRPAl, being activated by their potent agonists capsaicin and AITC respectfully, are large enough to allow entry of QX-314 into nociceptors, thus blocking their activity 1-3. While neurons expressing TRPV1 and TRPAl were potently silenced by this approach, the excitability of non-nociceptive neurons, which do not express these channels was not affected. Accordingly, the injection of QX-314 and capsaicin/AITC in-vivo together, but not alone, abolished the response to noxious mechanical and thermal stimuli without any motor or tactile deficits 1,2. We recently demonstrated that this approach is not limited to silencing of pain, but can be used to selectively block itch-related sensory neurons as well2. Importantly, in a recently published study, we demonstrated that this approach also works with the human orthologue of TRPV14 Thus, this approach for selective targeting of sodium channel blockers through nociceptive-specific channels could be potentially used clinically to produce long lasting regional analgesia while preserving motor and autonomic function. In addition to the application of this technology for surgery and childbirth, this technique could also be used to diminish postoperative and cancer pain, as well as inflammatory neuropathic pain and itch. However, the advancement of this approach towards “bedside” has encountered several significant obstacles, which may potentially delay the introduction of this approach into the clinic. First, the activation of TRPV1 channels by capsaicin leads to prominent pain before QX-314 enters nociceptors to produce analgesia, i.e. the patient is likely to experience a significant “injection” pain. Second, it was demonstrated that the application of QX-314 leads to a neurotoxic effect in rats5. In a recently published study we showed that application of QX-314, similarly to lidocaine, directly activates human TRPV1 and TRPAl channels4. Importantly, we showed that activation of TRPVl, but not TRPAl channels underlies QX-314 cytotoxicity4.

The current project is designed to develop a translational approach for “painless” pain selective anesthesia devoid of neurotoxicity. To that end we suggest to (1) painlessly activate TRPVl and TRPAl channels using Cannabidiol (CBD), a well-established potent TRPAl and partial TRPVl agonist6. In addition to CBD we will use another painless TRPAl activator -propofol7, for TRPA1-mediated (and therefore nontoxic) shuttling of charged sodium channel blockers into nociceptive neurons. Our published and preliminary results demonstrate that delivery of QX-314 through TRPAl channels is sufficient to block sodium currents in nociceptors and in itch-related peripheral neurons, and also to attenuate TRPA1-related nocifencive behavior in-vivo2. (2) for neurotoxicity-free pain-selective anesthesia we will use other molecules beyond QX-314 to be shuttled into nociceptors via TRPVl and TRPAl channels. While synthesis of novel charged sodium channel blockers other than QX-314 is feasible, it is time consuming and has the obvious disadvantage of possible side effects. We therefore aim to optimize the development of “safe”pain selective anesthesia by utilizing already clinically established local anesthetics. We suggest that local anesthetics with a high ionization constant (pKa), around 10, such as chloroprocaine, might be used instead of QX-314. Under physiological pH-values, local anesthetic with high pKa values will be mostly in the charged (protonated) form8 and therefore will not be able to cross the cell membrane other than via shuttles like TRP channels. We hypothesize that CBD-mediated activation of TRPVl and TRPAl channels, together with the application of chloroprocaine will facilitate the entry of the protonated form of chloroprocaine into nociceptive neurons producing pain free (since we are using CBD or propofol), and safe (since we are using clinically tested local anesthetics) prolonged differential pain-selective blockade.

Detailed description of the research

1. CBD and chloroprocaine-induced sodium channel- and activity block of nociceptive neurons in culture. We will study the effects of chloroprocaine in combination with CBD on sodium currents and action potential generation in dissociated cultured adult rat DRG neurons. Using calcium imaging, we will first identify the cells that express TRPVl and TRPAl channels. These cells show increase in intracellular calcium following application of CBD/propofol. We will then perform whole cell voltage and current clamp recordings from these cells in order to examine the specificity, efficiency and duration of blocking sodium channels and action potentials induced by chloroprocaine alone and chloroprocaine co-applied with (a) CBD (b) propofol. We will use non-effective doses of chloroprocaine (0.05 mM, as our preliminary data show) and expect that CBP/propofol-mediated shuttling of the charged fraction of chloroprocaine into nociceptive neurons will, similarly to QX-314, produce substantial inhibition of sodium currents and neuronal excitability. As a control, we will examine the effect of CBD and chloroprocaine on neurons which do not express functional TRPV1 or TRPA1 channels (identified by Ca2+ imaging).

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2. CBD and chloroprocaine-induced acute and long lasting toxicity. Next, using a repertoire of methods (cell viability, degeneration assays etc.), we will examine if the combination of CBD/propofol and chloroprocaine leads to neurotoxicity. Considering all the above, we expect that co-application of chloroprocaine together with CBD will produce minimal, if at all, neurotoxicity.

3. CBD and chloroprocaine-induced selective pain blockade. We will examine the effects CBD/propofol and chloroprocaine combination on evoked pain behavior in-vivo. We have performed a series of experiments showing that [    ] chloroprocaine was sufficient to produce a long-lasting block of the responses to noxious mechanical and thermal stimuli and leads to substantial motor deficit; injection of [     ]chloroprocaine produced only partial blockade; and [    ] chloroprocaine was ineffective in both sensory and motor blockade. We will inject peri-sciatically CBD together with either [    ] or [    ] chloroprocaine and examine the resulting blockade of responses to noxious mechanical and thermal stimuli. Using the “sticky tape” test and rotarod test we will examine the effect of this treatment on innocuous sensory sensation and motor functions, respectively, as controls in order to show that the blockade is deferential in nature, sparing any sensory or motor functionality. We expect that co-application of CBD/propofol with [    ] chloroprocaine will produce a long-lasting differential pain blockade with short lasting effects on innocuous sensory sensation and motor function, if at all. We also expect that co-application of CBD/propofol with [    ] chloroprocaine will produce pain-selective anesthesia.

Budget Description	1st year	2nd year
PhD student stipend	[ ]	[ ]
Animals	[ ]	[ ]
Drugs and consumabies	[ ]	[ ]
Total/year
Total		260,000 NIS (Not inclusive overhead) With Overhead: 351,000 NIS

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Appendix B

1.	Royalties: the Company shall pay Yissum the following royalties:

With respect to sales of Products by the Company/affiliates[           ]royalties from Net Sales of Products by the Company or its Affiliates (as such terms shall be defined in the License Agreement) (“Company Royalties”), for a period ending with the earlier of (i) 15 years from the First Commercial Sale or (ii) the expiration of any Yissum patent licensed to the Company for such product.

b.	With respect to sales of Products by any Sublicensee: royalties at a rate equal to the lesser of (i)[ ]of the Net Sales of Products by the particular Sublicensee (or its affiliates); or (ii)[ ]of any proceeds, or consideration or benefit of any kind whatsoever, that the Company or its affiliates receive from such Sublicensee as a result of any sales of Products by the Sublicensee (or its Affiliates), provided, that such proceeds are not related to funding research and development costs of the Company.

2.	Sublicense fee:[ ]on all consideration (other than royalties under Section 1) received by the Company or an affiliate as a result of the grant of a Sublicense, or an option to Sublicense (such as upfront payments, milestones payments), provided, such consideration shall not include payment to fund research and development costs of the Company.

3.	Milestone payments:

•	Upon commencement of the first in-human trial:[ ]
•	Upon the commencement of a pivotal Phase IIb/Phase III trial:[ ]
•	Upon Approval of an NDA in the US:[ ]
•	Upon approval of an equivalent marketing application in any EU country:[ ]
•	Upon the first approval of an equivalent marketing application in either China or Canada:[ ]

4.	Territory: Worldwide unless Company determines not to fund patent costs in a country which another company desires to fund, in which event such latter company shall have a right to commercialize in that country; provided, that the Company has not previously paid royalties to Yissum based upon sales in that country.

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